Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Performance Stock Unit Award Agreement - TSR (Inducement Grant) and the Performance Stock Unit Award Agreement - Revenue and TSR (Inducement Grant) of our reports dated February 21, 2025, with respect to the consolidated financial statements of Proto Labs, Inc. and the effectiveness of internal control over financial reporting of Proto Labs, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 27, 2025